DSI REALTY INCOME FUND XI
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 1996 AND DECEMBER 31, 1995

                                          June 30,     December 31,
                                            1996             1995
ASSETS

CASH AND CASH EQUIVALENTS                $  398,366       $  277,455
PROPERTY                                  6,456,720        6,616,116
OTHER ASSETS                                 33,119           19,566

TOTAL                                    $6,888,205       $6,913,137

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  232,517       $  245,505

PARTNERS' EQUITY:
     General Partners                       (23,112)         (22,992)
     Limited Partners                     6,678,800        6,690,624

  Total partners' equity                  6,655,688        6,667,632

TOTAL                                    $6,888,205       $6,913,137

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995


                                         June 30,          June 30,
                                           1996              1995


REVENUES:

Rental Income                            $  452,760        $  407,356
Interest                                      2,840             2,660
     Total revenues                         455,600           410,016

EXPENSES:

Operating Expenses                          241,315           248,230
General and administrative                   32,939            32,878
     Total expenses                         274,254           281,108


NET INCOME                               $  181,346        $  128,908


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  179,533        $  127,619
    General partners                          1,813             1,289

TOTAL                                    $  181,346        $  128,908

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     8.98        $     6.38


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995


                                         June 30,          June 30,
                                           1996              1995


REVENUES:

Rental Income                           $891,389           $831,539
Interest                                   4,213              4,616
Total revenues                           895,602            836,155

EXPENSES:

Operating expenses                       475,589            474,299
General and administrative                78,421             74,952
Total expenses                           554,010            549,251

NET INCOME                               341,592            286,904

AGGREGATE NET INCOME ALLOCATED TO:

Limited partners                         338,176            284,035
General partners                           3,416              2,869
TOTAL                                    341,592            286,904

NET INCOME PER LIMITED
PARTNERSHIP UNIT                          $16.91             $14.20

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION              20,000             20,000

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1994         ($  19,863)     $7,000,382   $6,980,519

NET INCOME                               2,869         284,035      286,904
DISTRIBUTIONS                           (3,536)       (350,000)    (353,536)

EQUITY AT JUNE 30, 1995               ($20,530)     $6,934,417   $6,913,887

EQUITY AT DECEMBER 31, 1995           ($22,992)     $6,690,624   $6,667,632

NET INCOME                               3,416         338,176      341,592
DISTRIBUTIONS                           (3,536)       (350,000)    (353,536)

EQUITY AT JUNE 30, 1996               ($23,112)     $6,678,800   $6,655,688


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                      June 30,           June 30,
                                        1996               1995
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 341,592          $ 286,904

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation and amortization       159,396            159,396

     Changes in assets and
      	liabilities:

     Increase in other assets            (13,553)           (12,870)
     Decrease in liabilities             (12,988)            (2,510)

Net cash provided by
  operating activities                   474,447            430,920

CASH FLOWS FROM INVESTING ACTIVITIES -
Purchase of property and equipment                           (4,982)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (353,536)          (353,536)

NET INCREASE CASH AND
   CASH EQUIVALENTS                      120,911             74,402

CASH AND CASH EQUIVALENTS:

     At beginning of period              277,455            299,707
     At end of period                  $ 398,366          $ 372,109


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND XI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund XI (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and
Joseph W. Conway) and limited partners owning 20,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1996, and for the periods ended June 30, 1996, and 1995 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

As of June 30, 1996, the Partnership has purchased a 90% interest in a mini-storage facility in Whittier, California; an 85% interest in an existing mini-storage in Edgewater Park, New Jersey; a 90% interest in an existing mini-storage facility in Bloomingdale, Illinois; and a 75% interest in an existing mini-storage in Sterling Heights, Michigan from Dahn Corporation. The remaining percentages are owned by four California Limited Parnterships, of which Dahn Corporation is the General Partner.

As of June 30, 1996, the total property cost and accumulated depreciation are as follows:

        Land                                 $  1,894,250
        Buildings                               6,406,921
        Furniture and equipment                     7,594
        Total                                   8,308,765
        Less: Accumulated Depreciation        ( 1,852,045)
        Property - Net                       $  6,456,720

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.